Exhibit 5

[Letterhead of Blackwell Sanders Peper Martin LLP]

August 25, 2006

Monmouth Real Estate Investment Corporation

3499 Route 9, Suite 3C

Freehold, NJ 07728

Ladies and Gentlemen:

As counsel for Monmouth Real Estate Investment Corporation, a Maryland corporation (the “Company”), we have been requested to render this opinion in connection with the preparation and filing of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) for the purposes of registering under the Securities Act of 1933, as amended (the “Securities Act”), shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), and preferred stock (the “Preferred Stock” and together with the Common Stock, the “Capital Stock”).

We have examined the Company’s Registration Statement and such other documents as we have deemed necessary or appropriate in order to express these opinions.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies and the authenticity of the originals of such latter documents. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, its directors and officers, had the power, corporate or otherwise, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or otherwise, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others. With respect to the actions to be taken subsequent to the date hereof by the Board of Directors of the Company (the “Board”) or an authorized committee thereof, we have assumed that such actions will be taken at duly called meetings with a quorum of directors or committee members, as the case may be, present and acting throughout, or by unanimous written consent of all directors or committee members, as the case may be. We have assumed that the form of certificate or other instrument or document to be issued after the date hereof representing the Capital Stock to be issued under the Registration Statement will conform in all respects to the requirements applicable under the Maryland General Corporation Law (the “MGCL”) and that, when adopted, the rights and privileges of the Preferred Stock will be in compliance with the MGCL.

We do not express any opinion as to any laws other than the MGCL. Insofar as the opinions expressed herein relate to matters governed by laws other than the MGCL, we have assumed, without having made any independent investigation, that such laws do not affect any of the opinions set forth herein. The Capital Stock may be issued from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof.

Based upon and subject to the foregoing and to the other qualifications and limitations set forth herein, we are of the opinion that:

With respect to the shares of Common Stock, upon (i) the Board or an authorized committee thereof having duly authorized a designated number of shares of Common Stock for issuance at a minimum price or value of consideration to be set by the Board or an authorized committee thereof (such consideration to be not less than the par value per share), and (ii) such shares of Common Stock having been issued and delivered against payment of the consideration therefore as set by the Board or an authorized committee thereof, such shares of Common Stock will be validly issued, fully paid and non-assessable.

With respect to the shares of any series of Preferred Stock, upon (i) the Board or an authorized committee thereof having taken the corporate action necessary to fix and determine the designated number of shares of Preferred Stock and the terms of, and the form and manner of payment of the consideration for, the Preferred Stock in accordance with the MGCL (such consideration to be not less than the par value per share), including the adoption of Articles Supplementary for such Preferred Stock in the form required by the MGCL; (ii) such Articles Supplementary having been duly filed with the Maryland State Department of Assessments and Taxation; (iii) certificates conforming to the terms of the Preferred Stock having been issued and delivered against payment of the consideration therefore as set by the Board or an authorized committee thereof, such shares of Preferred Stock will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also hereby consent to the use of our name under the heading “Legal Matters” in the prospectus which forms a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,
/s/ Blackwell Sanders Peper Martin LLP